Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
J. C. Penney Company, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report dated March 19, 2018, on the consolidated balance sheets of J. C. Penney Company, Inc. and subsidiaries as of February 3, 2018 and January 28, 2017, and the related consolidated statements of operations, comprehensive income/ (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended February 3, 2018, contains an explanatory paragraph that states the Company has elected to change its method of accounting for merchandise inventories for its Internet operations from the lower of standard cost (representing average vendor cost) or net realizable value to the lower of cost or market determined by the retail inventory method.

/s/ KPMG LLP
KPMG LLP
Dallas, Texas
May 30, 2018